Exhibit 10.27

PW EAGLE TOP-HAT PLAN

Effective January 1, 2000

Restated January 1, 2005

i

6.6 Liability; Indemnification		13
6.7 Conflict of Interest		13
6.8 Information From Company		13
6.9 Information to Participant or Director		14
6.10 Compensation		14

ARTICLE VII	Miscellaneous	14

7.1 Benefits Payable by Company		14
7.2 Amendment or Termination		15
7.3 Relationship to Other Plans		15
7.4 Withholding		16
7.5 Status of Employment		16
7.6 Payment to Minor and Incompetents		16
7.7 Inalienability of Benefits		16
7.8 Claims Procedure		17
7.9 Severability		20
7.10 Governing Law		20
7.11 Transfers from Other Plan or Arrangement		20

ii

PW EAGLE TOP-HAT PLAN

BACKGROUND

Effective as of January 1, 2000, Eagle Pacific Industries, Inc. (the “Company”) established the PWEagle Top-Hat Plan (the “Plan”) as a successor to the Mitsubishi Chemical America, Inc. Top-Hat (the “Mitsubishi Plan”). Benefits payable to participants who were employed by Pacific Western Extruded Plastics Company (“PWPipe”) on September 20, 1999, and who were participants in the Mitsubishi Plan on December 31, 1999, were transferred to and paid under this Plan. Effective as of September 30, 2004, the PWEagle Deferred Compensation Plan (the “Deferred Compensation Plan”) merged with this Plan, and all benefits payable under the Deferred Compensation Plan were transferred to and paid under this Plan. The Plan has been amended and restated, generally effective January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder, and, effective June 1, 2006, to permit nonemployee directors to defer the receipt of their board fees.

The Plan will continue to (i) provide deferred compensation for a select group of management or highly compensated employees employed by the Company or its Affiliates; (ii) provide certain retirement benefits that would have been provided under the PWEagle Employees’ Savings Plan (the “401(k) Plan”) but for the amendment to Code Section 401(a)(17) by the Omnibus Budget Reconciliation Act of 1993, as amended; (iii) provide a mechanism for deferring all or a portion of any annual bonus payment; and (iv) provide a discretionary contribution. The Company intends the Plan to be an unfunded, nonqualified benefit plan as described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be administered and construed so as to effectuate this intent. The Company may in its sole discretion establish a “rabbi” trust” trust in connection with this Plan.

ARTICLE I

Definitions

1.1 General Rules

Unless otherwise required by the context, the following terms shall have the following meanings.

“Account” means the account (including each subaccount) established in the name of each Participant or Director pursuant to Section 3.6.

“Affiliate” means any corporation, partnership, or other entity (other than the Company) which is (i) a member of a “controlled group of corporations” as that term is defined in Code § 414(b) of which the Company is a member; (ii) a member of any trade or business under “common control” (as that term is defined in Code § 414(c)) with the Company; or (iii) a Participating Affiliate (as defined in the 401(k) Plan) in the 401(k) Plan.

“Beneficiary” means the person, including, without limitation, a trust, designated by a Participant or Director, in accordance with the provisions of Section 5.5 hereof, to receive any payment of Plan benefits due after the Participant’s or Director’s death.

“Board of Directors” means the Board of Directors of the Company as constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee appointed by the Board of Directors who are responsible for the administration of the Plan in accordance with Article VI.

“Company” means PW Eagle, Inc., a Minnesota corporation, and any successor thereto.

“Compensation” means the total cash remuneration otherwise payable to the Participant but for his or her deferral election hereunder excluding any amounts payable under this Plan or any other plan sponsored by the Company or Affiliate. With respect to a Director, “Compensation” shall mean the board fees paid to such Director.

“Director” means a nonemployee director of the Board of Directors of the Company or an Affiliate.

“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, which results in the Participant’s or Director’s qualification for benefits under the Federal Social Security Act, whether or not such Participant or Director actually receives such benefits.

“Effective Date” means January 1, 2000, which was the original effective date of the Plan. Except as otherwise provided herein, the Effective Date of this restatement is January 1, 2005.

“401(k) Plan” shall mean the PW Eagle Employees’ Savings Plan, as amended from time to time.

“Fair Market Value” means (i) if the Stock is listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on the Valuation Date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such Valuation Date, on the next preceding day on which there was a sale of stock; (ii) if the Stock is not so listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on the Valuation date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding Valuation Date for which there are such quotes; or (iii) if such stock is not publicly traded as of such Valuation Date, the per share value as determined by the Board of Directors.

“Participant” means an employee who has satisfied the eligibility conditions set forth in Section 2.1.

“Plan” means the PW Eagle Top-Hat Plan, as amended from time to time.

“Plan Year” means the calendar year.

“Separation from Service” means termination of employment with or termination as a Director of the Company and all Affiliates for any reason, including but not limited to voluntary resignation, termination by the Company (either with or without cause) or death. A Participant or Director shall not be deemed to have a Separation from Service while the Participant or Director is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, the Participant’s right to reemployment with the Company or the Director’s right to reinstatement on the Board of Directors is provided either by statute or contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment or the Director’s right to reinstatement is not provided either by statute or contract, the Participant or Director shall be deemed to have a Separation from Service on the first day immediately following such six (6) month period.

“Stock” means the Company’s Common Stock.

“Unforeseen Emergency” means the Participant’s or Director’s severe financial hardship resulting from an illness or accident of the Participant, the Director or his or her spouse or dependents; loss of the Participant’s or Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance such as from a natural disaster); or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Director, including, but not limited to, imminent foreclosure or eviction from the Participant’s or Director’s primary residence, medical expenses, or funeral expenses. The determination of whether the Participant or Director is faced with an Unforeseen Emergency shall be based on the relevant facts and circumstances and shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

“Valuation Date” means each day of the Plan Year during which the New York Stock Exchange is open for business.

1.2 Special Rules

Where applicable, words used in the masculine herein shall be read and construed in the feminine and words used in the feminine herein shall be read and construed in the masculine. Also, as used herein, singular pronouns shall include the plural and vice versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan.

ARTICLE II

Eligibility and Participation

2.1 Eligibility

(a) Each employee of the Company or Affiliate shall be eligible to participate in the Plan if (i) he or she is one of the select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (ii) he or she is designated as being eligible to participate in the Plan by the Company or Affiliate (such determination to be made annually), in accordance with the procedures established by the Committee.

(b) Effective June 1, 2006, each Director of the Company or Affiliate shall be eligible to participate in the Plan.

2.2 Termination of Participation

(a) Once an individual becomes a Participant, he or she shall remain a Participant until the earlier of (i) the date a determination is made by the Company or Affiliate, in its sole discretion, that a Participant ceases to be eligible to participate in this Plan for any reason; or (ii) the date he or she receives all of the benefits to which he or she is entitled hereunder. The Account of a Participant, to the extent vested, shall be distributed to such Participant in accordance with the provisions in Article V.

(b) A Director shall remain eligible to participate in the Plan until the Director no longer serves as a member of the Board of Directors of the Company or Affiliate for any reason and the Director receives all of the benefits to which he or she is entitled hereunder.

ARTICLE III

Contributions

3.1 Participant/Director Contributions

Subject to such restrictions and limitations as the Committee may impose, each Participant or Director may elect to have the Company or Affiliate defer the receipt of all or a portion of his or her Compensation. Such election must be irrevocable and must be made prior to the later of (i) the first day of the Plan Year, and (ii) the 31st day after the Participant or Director becomes eligible to participate in the Plan. Such election shall apply only to Compensation earned for services performed after the date the election is filed with the Committee. Amounts so deferred shall be credited to the Participant’s or Director’s Account. Notwithstanding the foregoing, a Participant’s or Director’s election shall be immediately revoked if the Participant or Director receives a hardship distribution from the Company’s

401(k) Plan. An election to defer Compensation under this Section 3.1 shall be made in accordance with such other requirements and procedures as may be established by the Committee from time to time.

3.2 Company Matching Contributions

The Company or Affiliate shall credit the Account of a Participant with a matching contribution equal to the difference between (i) 50% of the first 6% of such Participant’s Compensation contributed to this Plan pursuant to Section 3.1, up to a maximum of 3% of such Participant’s Compensation; and (ii) the matching contribution the Company or Affiliate makes to the 401(k) Plan on behalf of such Participant. In no event shall the matching contribution exceed the dollar limit set forth in Code Section 402(g) and Code Section 409A, as amended from time to time. Directors shall not be eligible for any matching contributions.

3.3 Bonus Deferral

Subject to such restrictions and limitations as the Committee may impose, each Participant may elect to have the Company or Affiliate defer the receipt of all or a portion of any bonus payment received from the Company or Affiliate. An election to defer a bonus payment under this Section 3.3 shall be made in accordance with the requirements of Code Section 409A and such other requirements or procedures established by the Committee. Directors shall not be eligible to make bonus deferrals.

3.4 Company Supplemental Contribution

The Company, in its sole discretion and upon the approval of the Board, may authorize that the Account of any Participant be credited by the Company or an Affiliate, as applicable, with a supplemental contribution based upon factors such as Company or business unit financial performance. Directors shall not be eligible for supplemental contributions.

3.5 Company Discretionary Pension Contribution

The Company, in its sole discretion and upon the approval of the Board, may authorize that the Account of any Participant be credited by the Company or an Affiliate, as applicable, with a supplemental pension contribution. Directors shall not be eligible for supplemental pension contributions.

3.6 Accounts

(a) General. The Committee shall establish an Account for each Participant or Director. Each Account shall consist of separate subaccounts representing credits made in respect of Sections 3.1 through 3.5, respectively. A Participant’s or Director’s Account shall be (i) credited with amounts deferred by the Participant or Director pursuant to Sections 3.1 or 3.3 as of the date or dates such amounts would otherwise have become payable to such Participant or Director; (ii) credited with amounts contributed pursuant to Section 3.2 at such time and in such manner as matching contributions are made to the 401(k) Plan; (iii) credited with amounts contributed pursuant to Sections 3.4 or 3.5 at such time and in such manner as determined by the Company; (v) increased or decreased to reflect the experience of the Participant’s or Director’s investments, as described in Section 3.6(b); (vi) charged with any distributions made to the Participant or Director pursuant to Article V; and (vii) reduced, on a pro rata basis, by the amount of any Plan or Trust expense which the Company may, in its discretion, charge the Trust.

(b) Investment. Each Participant or Director shall be entitled to direct the manner in which such Participant’s or Director’s Account shall be deemed to be invested among any of the investment choices selected by the Committee. A Participant’s or Director’s election of a particular investment option shall be made in accordance with the procedures established by the Committee. If the Participant or Director directs that his or her Account should be deemed to be invested in Stock, the number of shares of Stock deemed credited to the Participant’s or Director’s Account shall be determined by dividing the dollar amount of that portion of the Participant’s Account that is deemed invested in Stock by the per share Fair Market Value of the Stock as of the Valuation Date coinciding with the date of the Participant’s or Director’s investment direction. As of each Valuation Date, and at such other times as may be required by the Plan, the value of the Participant’s or Director’s Account shall be adjusted for increases or decreases in the per share Fair Market Value of the Stock.

ARTICLE IV

Vesting

4.1 Determination of Vesting

A Participant’s Account balance attributable to deferrals and amounts credited under Sections 3.1 through 3.5, including any earnings thereon, shall be nonforfeitable at all times.

ARTICLE V

Distribution of Accounts

5.1 Form of Distributions

(a) The total balance of a Participant’s Account shall be distributed to the Participant (or, in the event of his or her death, to his or her Beneficiary) in a lump sum payment or in installment form over a period of time as elected by the Participant and subject to such rules as may be adopted by the Committee from time to time. Notwithstanding the foregoing, if the total balance of a Participant’s Account does not exceed $5,000 upon the date distributions would commence under Section 5.2, or if the Participant does not elect a form of distribution, the Participant’s Account shall be paid in a lump sum payment. Such payment(s) may be made in cash, in Stock or in any combination of cash and Stock as the Administrator, in its sole discretion, determines.

(b) The total balance of a Director’s Account shall be distributed to the Director (or, in the event of his or her death, to his or her Beneficiary) in a lump sum payment. Such payment(s) may be made in cash, in Stock or in any combination of cash and Stock as the Administrator, in its sole discretion, determines.

5.2 Commencement of Distributions

Subject to Section 5.6, distributions under the Plan shall commence as soon as practicable following the earliest of (i) the date of the Participant’s or Director’s Separation from Service; (ii) the date specified by the Participant or Director, (iii) the Participant’s or Director’s death; or (iv) the date of the Participant’s or Director’s Disability. The Participant or Director may elect a new distribution date for his or her Account; provided, however, that such election must be made at least twelve (12) months prior to the original distribution date and must postpone payment for at least five (5) years after such original distribution date.

5.3 Other Distributions

The Company may, in its discretion and upon written application of the Participant or Director to the Committee, permit an earlier distribution of all or a portion of the then-current value of such Participant’s or Director’s vested Account due to an Unforeseen Emergency. The amount of any distribution for an Unforeseen Emergency shall be limited to the amount necessary to meet such Unforeseen Emergency.

5.4 Special Tax Payment

If it shall be determined by a final administrative decision of the Internal Revenue Service (which is not appealed by the Participant or the Director), by a final decision of a court of competent jurisdiction (which is not appealed by the Participant or the Director), or by counsel to the Company that the value of all or any part of the Participant’s or Director’s Account is includable in the income of the Participant or Director prior to the actual receipt of such amount due to a violation of Code Section 409A, the Company or Affiliate shall make a special payment to such Participant or Director from his or her Account, which shall, to that extent, discharge the Company’s or Affiliate’s obligations to make distributions to such Participant or Director under this Plan, in an amount equal to such Participant’s or Director’s estimated tax liabilities related to such inclusion and to the inclusion in income of such special payment; provided, however, that such special payment shall not exceed the then-current value of the Participant’s or Director’s Account.

5.5 Designation of Beneficiary

A Participant or Director may designate a beneficiary or beneficiaries to receive any amount due him or her hereunder after his or her death by executing a form prescribed by the Committee and delivering it to the Committee at any time prior to his or her death. A Participant or Director may revoke or change his or her beneficiary designation without the beneficiary’s consent by executing a new form and delivering it to the Committee at any time and from time to time prior to his or her death. If a Participant or Director shall have failed to designate a beneficiary, or if no such beneficiary shall survive the Participant or Director, then such amounts shall be paid to his or her spouse, if then living, or, if not, to his or her estate.

5.6 Special Rule for Key Employees.

Notwithstanding anything in this Article 5 to the contrary, if the Company determines that the Participant or Director is a “specified employee” as defined in Code Section 409A as of the date of the Participant’s or Director’s Separation from Service, payment of the Participant’s or Director’s Account shall not be made or commence earlier than the date that is six months after the date of the Participant’s or Director’s Separation from Service, but shall be made or commence during the calendar year following the year in which the Separation from Service occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

ARTICLE VI

Administration of the Plan

6.1 Establishment of Committee

The Committee shall be responsible for the management, operation and administration of the Plan.

6.2 Meetings

The Committee shall hold meetings upon such notice and at such place or places and at such intervals as it may from time to time determine; provided, however, that a meeting shall also be held upon written notice of at least ten (10) business days by any member of the Committee.

6.3 Quorum

A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by a vote of a majority of those present at a meeting of the Committee or without a meeting by an instrument in writing signed by a majority of the members of the Committee.

6.4 Powers and Duties of Committee

The Committee shall have such powers and duties as are specified in the Plan and such implied powers and duties as may be necessary to carry out the provisions of the Plan, including the power to delegate any of its administrative responsibilities hereunder as well as any powers and duties granted to the administrative committees under the 401(k) Plan including, without limitation, the discretionary authority to construe the Plan.

6.5 Fiduciary Status

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to the Plan.

6.6 Liability; Indemnification

No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him or her as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member, except for his or her own fraud or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including the payment of expenses in connection with the defense against any such claim) arising from any act or failure to act, except expenses and liabilities arising out of a Committee member’s own fraud or willful misconduct.

6.7 Conflict of Interest

No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under this Plan.

6.8 Information From Company

The Company or Affiliate shall furnish to the Committee in writing all information the Company or Affiliate deems appropriate for the Committee to exercise its duties hereunder. Such information may include, but shall not be limited to, the names of all Participants, Directors, their Compensation and their dates of birth, employment, termination of employment, retirement or death.

6.9 Information to Participant or Director

The Committee shall make available to each Participant, Director and Beneficiary for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant, Director or Beneficiary.

6.10 Compensation

Members of the Committee who are employees of the Company or Affiliate shall receive no compensation for their services rendered as members of the Committee. Any other members of the Committee may receive such reasonable compensation for their services as may be authorized from time to time by the Board of Directors and, except as otherwise provided in this Article, shall be entitled to receive their reasonable expenses incurred in administering the Plan.

ARTICLE VII

Miscellaneous

7.1 Benefits Payable by Company

All benefits payable under this Plan shall constitute an unfunded obligation of the Company or its Affiliates, as applicable. Payments shall be made, as due, from the general funds of the Company or its Affiliates, as applicable. The Company or its Affiliates, as applicable, at its option, may maintain one or more reserve accounts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any such investments shall be assets of the Company or its Affiliates, as applicable, subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title, interest or claim either now or at any time in the future, in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company or its Affiliates, or in which the Company or its Affiliates may have any right, title, or interest now or at any time in the future.

7.2 Amendment or Termination

The Company, acting through a writing executed by the Committee, reserves the right to amend, modify, suspend or terminate the Plan; provided, however, no such action by the Company shall adversely affect any of the rights to which a Participant, Director or Beneficiary was entitled immediately prior to such amendment, modification, suspension or termination. Notwithstanding the foregoing, the Company expressly reserves the right to amend the Plan to the extent necessary or desirable to comply with the requirements of the Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder without the consent of any Participant, Director or Beneficiary.

In the event the Board of Directors terminates the Plan, distribution of all Participants’ and Directors’ deferred compensation benefits shall be made within the time prescribed by and in accordance with Code Section 409A. Further, the Company shall terminate all deferred compensation arrangements required to be aggregated with this Plan under Code Section 409A, and shall not establish a new deferred compensation arrangement at any time within five (5) years following the date of the termination of this Plan if such new arrangement would be aggregated with this Plan under Code Section 409A.

7.3 Relationship to Other Plans

Any benefits accrued under this Plan are in addition to any and all benefits to which a Participant or a Director may otherwise be entitled under any other contract, arrangement or voluntary pension, profit sharing or other compensation arrangement of the Company or Affiliate, whether or not funded, and this Plan shall not affect or impair the rights or obligations of the Company, Affiliate or a Participant or Director under any other such contract, arrangement or voluntary pension, profit sharing or other compensation plan.

7.4 Withholding

The Company or Affiliate retains the right to deduct and withhold from any payments made hereunder all sums that it may be required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

7.5 Status of Employment

Nothing herein contained shall be deemed (i) to give to any Participant the right to be retained in the employ of the Company or Affiliate; (ii) to affect the right of the Company or Affiliate to discipline, including but not limited by specification to discharge, any Participant at any time; (iii) to give the Company or Affiliate the right to require any Participant to remain in its employ; or (iv) to affect any Participant’s right to terminate his or her employment at any time. Further, nothing herein contained shall be deemed to give any Director the right to remain on the Board of Directors of the Company or any Affiliate.

7.6 Payment to Minor and Incompetents

If a Participant, Director or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, such benefits will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

7.7 Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

7.8 Claims Procedure

(a) Claims Procedure. The Company has established a procedure for resolving any disputes or claims arising under the Plan. Unless otherwise established by the Company, the following is the claims procedure under the Plan:

(i) Filing and Denial of Claim. The Participant, Director or Beneficiary (hereinafter referred to in this section as the “Claimant”) may file a written claim with the Company requesting a benefit under the Plan or objecting to the determination of the benefits payable hereunder at any time prior to the expiration of 30 days subsequent to the date payment of benefits is to commence, or would commence if any benefits were payable. If the Company denies, in whole or in part, any claim so filed, notice of such denial shall be furnished in writing to the Claimant within 90 days after the Company’s receipt of the claim unless the Company determines that special circumstances require an extension of time for processing the claim, in which case the Company shall provide written notice of the extension to the Claimant prior to the expiration of the initial 90-day period. Such notice of extension shall describe the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination, which date shall not be later than 90 days after the end of the initial 90-day period. The written denial shall state, in a manner calculated to be understood by the Claimant:

(A) The specific reasons for denial;

(B) Specific references to applicable Plan provisions upon which the denial is based;

(C) A description of additional material or information necessary, if any, for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D) A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502 following denial on review.

(ii) Review of Denial. In the event a claim for benefits is denied, in whole or in part, pursuant to the provisions under Section 7.8(a)(i) above, the Claimant or his or her authorized representative may request in writing, within 60 days of the Claimant’s receipt of the Company’s denial, a review of such denial. The Claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits. Such review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of what was reviewed and considered in the initial benefit determination. Except as otherwise provided in 29 C.F.R. § 2560.503-1(i)(1)(ii) (applicable when a committee or board of trustees is delegated authority to consider the claim and has regularly scheduled quarterly or more frequent meetings), the Company must provide to the Claimant, within 60 days after receipt of the Claimant’s request for review, a written decision of its disposition of the claim on review; provided, however, that if the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim on review, the Company shall provide written notice of the extension to the Claimant prior to the expiration of the initial 60-day period. Such notice of extension shall disclose the special circumstance and the date upon which the Company expects to render the determination, which date shall not be later than 60 days from the initial 60-day period. The Company may hold a hearing for the review of any claim if the Claimant so requests in the Claimant’s written request for review and if the Company, in its sole discretion, determines such a hearing is necessary due to the complexity of issues involved or the nature of the claim. The Company shall provide a Claimant with written notification of the Plan’s benefit determination on review. If the determination is adverse to the Claimant, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(A) The specific reasons for denial on review;

(B) Specific references to applicable Plan provisions upon which the denial or review is based;

(C) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(D) A statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(iii) Notice Periods and Legal Action. The Company shall inform the Claimant in writing, in a timely fashion, of any time limits with respect to filing claims, requests, denials, notices or decisions hereunder. If a Claimant fails to give proper notice or otherwise comply with the rules and procedures set forth under Section 7.8, such Claimant shall be barred from any further legal action, including arbitration proceedings, to contest any determination made under the Plan with respect to benefits.

(iv) Interpretation. The provisions under Section 7.8 shall be interpreted in a manner that is consistent with 29 C.F.R. § 2560.503-1, as amended from time to time.

7.9 Severability

If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

7.10 Governing Law

Except to the extent preempted by federal law, the provisions of the Plan will be construed according to the laws of the State of Minnesota, without regard to its conflict of law provisions.

7.11 Transfers from Other Plan or Arrangement

The Company shall not accept transfers of funds held pursuant to any nonqualified deferred compensation plan or arrangement except for other nonqualified deferred compensation plans maintained by the Company.

IN WITNESS WHEREOF, PW Eagle, Inc. has caused this amended and restated Plan to be executed this      day of                     , 2006.

PW EAGLE, INC.

By:
And:

ATTEST: